Arden Group, Inc.

Exhibit 99.1
1 of 2

CONTACT:	Patricia S. Betance Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE

	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Second Quarter Earnings

     LOS ANGELES, CA August 16, 2004 – Arden Group, Inc. today released its sales and income figures for the second quarters ended July 3, 2004 and June 28, 2003, respectively.

     Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 supermarkets in Southern California.

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842
2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1
2 of 2

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
SECOND QUARTER EARNINGS RELEASE

(In Thousands, Except Share and Per Share Data)			(Unaudited)
			Thirteen Weeks Ended		Twenty-Six Weeks Ended
			July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003
Sales	(a	)	$120,742	$101,243	$269,120	$201,607

Operating income	(b	)	7,633	4,335	21,757	8,758
Interest, dividend and other income (expense), net			2,100	1,190	2,414	1,465

Income before income taxes			9,733	5,525	24,171	10,223
Income tax provision			3,966	2,250	9,849	4,163

Net income			$5,767	$3,275	$14,322	$6,060

Net income per common share:
Basic			$1.70	$.97	$4.23	$1.79

Diluted			$1.70	$.97	$4.23	$1.79

Weighted average common shares outstanding:
Basic			3,382,851	3,380,534	3,382,051	3,378,089
Diluted			3,382,851	3,383,954	3,382,051	3,381,437

(a)	Sales increased 19.3% and 33.5% during the thirteen and twenty-six weeks ended July 3, 2004, respectively, over the same periods of 2003. During the fourth quarter of 2003 and the first quarter of 2004, sales increased significantly due to a labor dispute between the United Food and Commercial Workers Union (“UFCW”) and the three major grocery retailers. Since the February 29, 2004 contract settlement, sales have decreased significantly, as customers returned to their previous shopping patterns. However, sales are still greater than comparable pre-strike periods as the Company has been successful in retaining some of the new shoppers that came to Gelson’s during the labor dispute. The sales levels have continued to decrease slightly since the end of the second quarter, although, the rate of decrease has slowed substantially.

(b)	During the second quarter and first half of 2004, operating income increased 76.1% and 148.4%, respectively, compared to the same periods of the prior year. The Company achieved significant economies of scale on incremental sales during the labor dispute. Since the February 29, 2004 contract settlement, the Company’s labor costs as a percent of sales have been somewhat lower than during comparable pre-strike periods due to the increased sales levels.

Arden Group, Inc.
2020 South Central Avenue, Compton, California 90220
Telephone: (310) 638-2842 Facsimile: (310) 631-0950